CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

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                                        Thirteen weeks ended      Thirty-nine weeks ended
                                         Sept. 29,    Sept. 30,    Sept. 29,    Sept. 30,
                                          2002         2001         2002         2001
                                       ------------ -----------  -----------  -----------

Basic earnings:

   Net income                          $   265,636  $   174,828  $   813,122  $  582,835

   Weighted average number of
     common shares outstanding             267,056      264,822      266,674     264,658

   Basic earnings per share                  $0.99        $0.66        $3.05       $2.20


Diluted earnings:

   Net income                          $   265,636  $   174,828  $   813,122  $  582,835

   Weighted average number of
     common shares outstanding             267,056      264,822      266,674     264,658

   Dilutive effect of outstanding
     stock options and stock
     incentive rights                        2,250        2,088        2,431       2,031

   Weighted average number of
     shares outstanding, as adjusted       269,306      266,910      269,105     266,689

   Diluted earnings per share                $0.99        $0.66        $3.02       $2.19

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